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                                                                   EXHIBIT 10.27

                                                 May 20, 1999


William H. Gaither
234 Webster Brewlands
Iron Station, NC  28080

Re:      Consulting Arrangement

Dear Bill:

                  We are pleased to confirm the following arrangements concerning your consulting relationship with The J. H. Heafner Company, Inc. (the "Company") from and after the closing of the transactions contemplated by the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of April 21, 1999, among the Company, Charlesbank Equity Fund IV, Limited Partnership, certain stockholders of the Company and the other individuals or entities who subsequently join in the Stock Purchase Agreement:

                  1. Consulting Services. Effective upon the closing (the "Closing") under the Stock Purchase Agreement and for three years thereafter (the "Consulting Period"), you will be retained by the Company as Chairman of its Board of Directors and will perform such services as are consistent with such position and other consulting services as the Board of Directors may from time to time reasonably request (the "Services"). The Board of Directors shall cooperate with you in scheduling mutually acceptable times for you to provide such Services. Without limiting the foregoing, you will be responsible for attending (in person or by telephone) all regular and special meetings of the Board of Directors and participating in all other official Board actions. Either you or the Company may terminate your consultancy with the Company at any time for any reason.

                  2. Compensation. The Company will pay you a consulting fee of $125,000 per year during the Consulting Period in exchange for your performance of the Services. During the Consulting Period, the Company will continue your employment benefits coverages on the same basis as the coverages you are currently receiving or provide you comparable coverages at no additional after-tax cost to you, or if the Company changes such coverages for its most senior officers, then on the same basis as the Company is then providing such coverages to such officers. The Company will reimburse you for reasonable expenses incurred in connection with your performance of the Services during the Consulting Period. Your fee will be payable to you (or your estate or personal representative) in accordance with the Company's normal payroll practices during the Consulting Period through and including the effective date of termination of your consulting relationship with the Company (including by reason of your death or permanent disability). In addition, if your consulting relationship with the Company is terminated by the Company without Cause (as defined), you (or your estate or personal representative) will be entitled to continue to receive your salary for the remainder of the Consulting Period in accordance with the Company's normal payroll practices. The Company shall be entitled to

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William H. Gaither                                                          -2-

set off or apply all or a portion of any amounts payable to you under this Agreement against any Losses (as defined in the Stock Purchase Agreement) incurred or suffered by the Company arising from, by reason of or in connection with your violation of the covenants contained in Section 3.6(c) of the Stock Purchase Agreement or paragraph 3 of this Agreement. "Cause" shall mean (i) your conviction of or plea of guilty or nolo contendere to a felony or (ii) your knowingly dishonest act, or knowing bad faith or willful misconduct in the performance of the Services to the material detriment of the Company which is not corrected within 15 business days after written notice, or (iii) your breach of any of the covenants contained in paragraph 3 of this Agreement or Section 3.6(c) of the Stock Purchase Agreement to the material detriment of the Company.

                  3.       Confidentiality.

                  (a) Non-Disclosure Obligation. Except as provided in this paragraph 3, you shall not disclose any Confidential Information of the Company or any of its affiliates or subsidiaries to any person, firm, corporation, association or other entity (other than the Company, its subsidiaries, officers or employees, attorneys, accountants, bank lenders, agents, advisors or representatives thereof) for any reason or purpose whatsoever (other than in the normal course of business on a need-to-know basis after the Company has received assurances that the Confidential Information shall be kept confidential), nor shall you make use of any such Confidential Information for your own purposes or for the benefit of any person, firm, corporation or other entity, except the Company. As used in this Section, the term "Confidential Information" means all information which is or becomes known to you and relates to matters such as trade secrets, research and development activities, new or prospective lines of business (including analysis and market research relating to potential expansion of the Company's business), books and records, financial data, customer lists, marketing techniques, financing, credit policies, vendor lists, suppliers, purchasers, potential business combinations, distribution channels, services, procedures, pricing information and private processes as they may exist from time to time; provided that the term Confidential Information shall not include information that is or becomes generally available to the public (other than as a result of a disclosure in violation of this Agreement by you or by a person who received such information from you in violation of this Agreement).

                  (b) Compulsory Disclosures. If you are requested or (in the opinion of his counsel) required by law or judicial order to disclose any Confidential Information, you shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waiver of your compliance with the provisions of this paragraph 3. You will not oppose any reasonable action by, and will cooperate with, the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of your counsel, compelled by law to disclose a portion of the Confidential Information, you may disclose to the relevant tribunal without liability hereunder only that portion of the Confidential Information which counsel advises you that you are legally required to disclose, and each of the parties hereto agrees to exercise such party's best efforts to obtain assurance that confidential treatment will be accorded such Confidential


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William H. Gaither                                                          -3-

Information. During the Consulting Period, and for matters arising from events or circumstances occurring during the Consulting Period, the Company will provide for the defense of matters arising under this provision.

                  4. Other Agreements. From and after the Closing, this Agreement and the Stock Purchase Agreement (including without limitation Sections 3.6 and 3.11 thereof) will contain the entire agreement among the parties with respect to your Services to the Company and supersede all other or prior written or oral agreements or understandings among the parties with respect to your consulting relationship with the Company. Upon the Closing, the Employment Agreement, dated as of May 7, 1997, between you and the Company shall be terminated and have no further force and effect.

                  5. Miscellaneous Provisions. This Agreement is personal in its nature and shall not be assignable or transferable without the prior written consent of the other; provided, that the Company may assign this Agreement and its rights and obligations hereunder to any transferee of all or substantially all of the Company's business (whether by merger, consolidation, sale of stock or assets or otherwise) without your consent. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

                  If the foregoing is acceptable to you, please evidence your acceptance and agreement by signing this letter in the space provided below.


                                      Very truly yours,

                                      THE J. H. HEAFNER COMPANY, INC.


                                      By: /s/ J. Michael Gaither
                                          --------------------------------------
                                          J. Michael Gaither
                                          Senior Vice President, General Counsel
                                          and Secretary

Accepted and agreed on May 20, 1999:

/s/ William H. Gaither
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William H. Gaither